Filed Pursuant to Rule 424(b)(3)
Registration No. 333-282218

PROSPECTUS SUPPLEMENT NO. 1
(to Prospectus dated March 26, 2026)

EVOGENE LTD.

2,446,707 Ordinary Shares
Offered by the Selling Shareholder

This Prospectus Supplement No. 1 updates, amends, and supplements the prospectus dated March 26, 2026 (as amended and supplemented, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333- 282218), as most recently amended by Post-Effective Amendment No. 3 filed with the SEC on March 26, 2026, which was declared effective on April 3, 2026. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend, and supplement the information in the Prospectus with the GAAP financial statements as of, and for the three month period ended on, March 31, 2026 (the “Q1 2026 financial statements”) included in the press release attached as Exhibit 99.1 to our Report of Foreign Private Issuer on Form 6-K furnished to the Securities and Exchange Commission on May 20, 2026. Accordingly, we have included the Q1 2026 financial statements in this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

As of the date of this prospectus supplement, our ordinary shares are listed and trade on the Nasdaq Capital Market under the symbol “EVGN”. The last reported sale price of our ordinary shares on May 19, 2026, was $0.74 per share.

Investing in our ordinary shares is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 5 of the Prospectus for a discussion of information that should be considered in connection with an investment in our ordinary shares, as well as the risks described under the heading “Item 3 Key Information - D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2025, which we filed with the Securities and Exchange Commission on March 26, 2026, and in other documents incorporated by reference into the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 20, 2026

CONSOLIDATED INTERIM STATEMENTS OF FINANCIAL POSITION

U.S. dollars in thousands

	March 31,	December 31,
	2026	2025
	Unaudited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,511	$12,956
Short-term bank deposits	4,543	-
Restricted cash	32	32
Trade receivables	286	317
Other receivables and prepaid expenses	1,416	1,565
Deferred expenses related to issuance of warrants	-	551
Inventories	175	210

	14,963	15,631
LONG-TERM ASSETS:
Long-term deposits and other receivables	576	571
Investment accounted for using the equity method	-	43
Deferred expenses related to issuance of warrants	-	1,165
Right-of-use-assets	1,672	1,824
Property, plant and equipment, net	737	812

	2,985	4,415

TOTAL ASSETS	$17,948	$20,046

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Trade payables	$463	$639
Employees and payroll accruals	922	861
Lease liabilities	654	716
Liabilities in respect of government grants	101	56
Deferred revenues and other advances	21	17
Warrants and pre-funded warrants liability	1,721	706
Other payables	1,482	449

	5,364	3,444
LONG-TERM LIABILITIES:
Lease liabilities	1,377	1,482
Liabilities in respect of government grants	3,149	3,073
Deferred revenues and other advances	68	72

	4,594	4,627

TOTAL LIABILITIES	$9,958	$8,071

SHAREHOLDERS' EQUITY:s
Ordinary shares of NIS 0.2 par value: Authorized – 30,000,000 ordinary shares; Issued and outstanding – 10,412,764 ordinary shares on March 31, 2026 and 6,672,173 ordinary shares on December 31, 2025	708	488
Share premium and other capital reserves	285,173	281,986
Accumulated deficit	(288,426)	(282,556)

Equity attributable to equity holders of the Company	(2,545)	(82)

Non-controlling interests	10,535	12,057

TOTAL EQUITY	7,990	11,975

TOTAL LIABILITIES AND EQUITY	$17,948	$20,046

CONSOLIDATED INTERIM STATEMENTS OF PROFIT OR LOSS

U.S. dollars in thousands (except share and per share amounts)

	Three months ended March 31,		Year ended December 31,
	2026	2025(*)	2025
	Unaudited

Revenues	$334	$2,343	$3,853

Cost of revenues:
Inventory impairment	-	-	2,180
Other cost of revenues	130	1,517	1,914
Total Cost of Revenues	130	1,517	4,094

Gross profit	204	826	(241)

Operating expenses (income):

Research and development, net	1,839	2,471	7,994
Sales and marketing	389	397	1,476
General and administrative	1,156	1,176	4,286
Other expenses (income)	(30)	(191)	37

Total operating expenses, net	3,354	3,853	13,793

Operating loss	(3,150)	(3,027)	(14,034)

Financing income	1,171	1,584	2,508
Financing expenses	(3,884)	(458)	(1,933)

Financing income (expenses), net	(2,713)	1,126	575

Share of loss of an associate	43	2	39

Loss before taxes on income	(5,906)	(1,903)	(13,498)
Taxes on income	4	-	1

Loss from continuing operations	(5,910)	(1,903)	(13,499)
Income (loss) from discontinued operations, net	14	(1,086)	5,672

Loss	$(5,896)	$(2,989)	$(7,827)

Attributable to:
Equity holders of the Company	(5,870)	(2,587)	(8,485)
Non-controlling interests	(26)	(402)	658

	$(5,896)	$(2,989)	$(7,827)

Basic and diluted gain (loss) per share from continuing operations, attributable to equity holders of the Company	$(0.60)	$(0.26)	$(1.70)

Basic and diluted gain (loss) per share from discontinued operations, attributable to equity holders of the Company	$0.00	$(0.12)	$0.62

Basic and diluted gain (loss) per share, attributable to equity holders of the Company	$(0.60)	$(0.38)	$(1.08)
Weighted average number of shares used in computing basic and diluted loss per share	9,738,434	6,798,173	7,874,039

(*) Reclassified to conform to the current period presentation, following the classification of certain operations as discontinued operations.

CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Three months ended March 31,		Year ended December 31,
	2026	2025(*)	2025
	Unaudited
Cash flows from operating activities:

Loss from continuing operations	$(5,910)	$(1,903)	$(13,499)

Adjustments to reconcile loss to net cash used in operating activities:

Adjustments to the profit or loss items:

Depreciation and amortization of property, plant and equipment and right-of-use-assets	202	310	1,144
Share-based compensation	(9)	238	654
Remeasurement of Convertible SAFE	-	-	(371)
Net financing income	(234)	8	(28)
Gain from sale of equipment and deduction of right-of-use asset and subsequent investment in sub-lease asset	(23)	(191)	(209)
Impairment of property, plant and equipment	-	-	246
Inventory impairment	-	-	2,180
Revaluation of government grants	20	-	40
Amortization of deferred expenses related to issuance of warrants	1,716	326	1,323
Expenses related to warrants inducement transaction	2,095	-	-
Remeasurement of pre-funded warrants and warrants	(1,046)	(1,477)	(1,781)
Share of loss of an associate	43	2	39
Taxes on income (tax benefit)	4	-	(6)

	2,768	(784)	3,231
Changes in asset and liability items:

Decrease (increase) in trade receivables	31	(1,530)	665
Decrease in other receivables and prepaid expenses	124	1,402	1,047
Decrease (increase) in inventories	35	(447)	(1,019)
Decrease in trade payables	(115)	(306)	(259)
Increase (decrease) in employees and payroll accruals	61	(227)	(756)
Decrease in other payables	(70)	(320)	(570)
Decrease in deferred revenues and other advances	-	(155)	(361)

	66	(1,583)	(1,253)

Cash received (paid) during the year for:

Interest received	137	95	338
Interest paid	(40)	(46)	(193)
Taxes paid	(15)	-	(11)

Net cash used in continuing operating activities	(2,994)	(4,221)	(11,387)
Net cash used in operating activities of discontinued operations	40	(961)	(2,115)
Net cash used in operating activities	(2,954)	(5,182)	(13,502)

CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Three months ended March 31,		Year ended
	2026	2025(*)	December 31,
	Unaudited		2025

Cash flows from investing activities:

Purchase of property, plant and equipment	(2)	(121)	(135)
Proceeds from sale of property, plant and equipment	23	-	78
Proceeds from finance sub -lease asset	21	3	52
Withdrawal from (investment in) bank deposits, net	(4,528)	(2,327)	(1)

Net cash provided by (used in) continuing investing activities	(4,486)	(2,445)	(6)
Net cash provided by investing activities of discontinued operations	-	-	17,744
Net cash provided by investing activities	(4,486)	(2,445)	17,738

Cash flows from financing activities:

Proceeds from issuance of ordinary shares, net of issuance expenses	-	-	4,283
Proceeds from issuance of ordinary shares in warrant inducement transaction, net of issuance expenses	3,206	-	-
Repayment of lease liabilities	(121)	(146)	(526)
Proceeds from government grants	101	-	-
Dividend paid by subsidiary	(193)
Repayment of convertible SAFE	-	-	(10,000)
Repayment of government grants	-	(122)	(244)

Net cash provided by (used in) continuing financing activities	2,993	(268)	(6,487)
Net cash provided by (used in) financing activities of discontinued operations	-	109	(115)
Net cash provided by (used in) financing activities	2,993	(159)	(6,602)
Exchange rate differences - cash and cash equivalent balances	2	(20)	21

Increase (decrease) in cash and cash equivalents	(4,445)	(7,806)	(2,345)

Cash and cash equivalents at the beginning of the period	12,956	15,301	15,301

Cash and cash equivalents at the end of the period	$8,511	$7,495	$12,956

Significant non-cash activities

Acquisition of property, plant and equipment	-	-	2
Increase of right-of-use-asset recognized with corresponding lease liability	15	207	207
Exercise of pre-funded warrants	-	229	389
Derecognition of property, plant and equipment under a finance lease	-	13	13
Dividend declared by subsidiary but not yet paid	1,129	-	-

(*) Reclassified to conform to the current period presentation, following the classification of certain operations as discontinued operations.